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                                                                 EXHIBIT 99.A-2


                              May 28, 1999



Board of Directors
TouchStone Software Corporation
2124 Main Street
Huntington Beach, CA 92648

     Re:  Supplement to Agreement and Plan of Acquisition
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Gentlemen:

     As you are aware, NASDAQ has objected to the right of the two former shareholders of Unicore Software, Inc., a Massachusetts corporation ("Unicore"), which was acquired by TouchStone Software, Inc., a Delaware corporation ("TouchStone") on March 8, 1999, to receive shares of TouchStone's Common Stock even if TouchStone's stockholders decline to approve the issuance thereof as payment of the balance of the Unicore Purchase Price. NASDAQ has indicated that this provision may violate the corporate governance standards for the continued listing of TouchStone's Common Stock on The NASDAQ National Market. In order to resolve this problem, this correspondence sets forth our agreement that the Agreement and Plan of Acquisition, dated as of March 5, 1999 (the "Acquisition Agreement"), by and between TouchStone, on the one hand, and Pierre A. Narath and Jason K. Raza, on the other hand (the "Sellers"), shall be supplemented by modifying Section 8.5(f) thereof in its entirety and replacing it with the following:

          "(f) In the event that the stockholders of TouchStone fail to approve at the Annual Meeting the issuance and delivery of the 3,350,000 shares of TouchStone's Common Stock (the "Shares") as payment of the balance of the Purchase Price, the Sellers shall have the right to require that TouchStone pay them cash in the amount which is the greater of: (a) the dollar amount determined by multiplying the number of Shares by the weighted average closing price for a share of TouchStone's common stock over the 20-day trading period immediately preceding the date of the Annual Meeting; or (b) the sum of Three Million, Three Hundred and Fifty Thousand ($3,350,000.00) Dollars."

     The Acquisition Agreement, except to the extent supplemented and modified as provided above, shall remain in full force and effect. Capitalized terms, except as otherwise defined in this correspondence, shall have the meanings set forth in the Acquisition Agreement.


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     Please be advised that it has always been our intention to receive Shares, rather than cash, as the balance of the Unicore Purchase Price, and it continues to be our hope that the stockholders of TouchStone approve the issuance of the Shares.

     Kindly execute this letter on the line provided below to acknowledge your agreement to the above supplement to and modification of the Acquisition Agreement.

     This correspondence may be executed in multiple counterparts, each of which, when taken together, shall constitute one and the same agreement.

                              Very truly yours,

                               /s/ PIERRE A. NARATH
                              _________________________________
                              Pierre A. Narath

                               /s/ JASON K. RAZA
                              _________________________________
                              Jason K. Raza


AGREED:

TOUCHSTONE SOFTWARE CORPORATION

     /s/ CALVIN G. LEONG
By: _________________________________
    Name: Calvin G. Leong
    Title: Chief Financial Officer


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